                                                                 Exhibit 3(a)(5)



                            CERTIFICATE OF AMENDMENT

                                       OF

                   1985 RESTATED CERTIFICATE OF INCORPORATION

                         OF PROTECTIVE LIFE CORPORATION




     Protective Life Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:



     FIRST:    That at a meeting of the Board of Directors of Protective Life
Corporation duly called and held, a resolution was duly adopted setting forth a proposed amendment to the 1985 Restated Certificate of Incorporation of said Corporation, in the form set forth below, declaring said amendment to be advisable and directing the same to be submitted to a vote of the stockholders of said Corporation at the Annual Meeting of Stockholders to be held on May 2, 1994 or at any adjournment thereof.


     SECOND:   That thereafter, the said Annual Meeting of Stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of Common Stock as required by statute were voted in favor of the following amendment to the 1985 Restated Certificate of Incorporation:


          By deleting the first sentence of Section 4.1 of Article IV in its entirety and inserting in lieu thereof the following:

     4.1 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eighty-four million (84,000,000), of which eighty million (80,000,000) shares of the par value of $0.50 per share are to be of a class designated "Common Stock", and four million (4,000,000) shares of the par value of $1.00 per share are to be of a class designated "Preferred Stock".


     THIRD:    That the said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH:   That the capital of the Corporation will not be reduced under or by reason of said amendment.



     IN WITNESS WHEREOF, said Protective Life Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Drayton Nabers, Jr., its Chairman of the Board, President and Chief Executive Officer, and John K. Wright, its Secretary, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, this 3rd day of May, 1994.


                                        PROTECTIVE LIFE CORPORATION


                                        By: /s/ Drayton Nabers, Jr.
                                            -------------------------------
                                            Drayton Nabers, Jr.
                                            Its Chairman of the Board, President
                                            and Chief Executive Officer



ATTEST:


/s/ John K. Wright
- - ------------------------
John K. Wright
Secretary

                                       23